Exhibit 10.8

FIRST AMENDMENT TO AGREEMENT FOR PURCHASE AND SALE OF REAL PROPERTY
THIS FIRST AMENDMENT TO AGREEMENT FOR PURCHASE AND SALE OF REAL PROPERTY (this “Amendment”) is made as of April 1, 2015, by and among AMERICAN REALTY CAPITAL HEALTHCARE TRUST II OPERATING PARTNERSHIP, L.P., a Delaware limited partnership (“Buyer”), as buyer, and R.H.C. INVESTMENTS I., INC., a Florida corporation (“RAI Care Center Seller”), and M.K. ACHARYA, M.D., an individual (“Davita Dialysis Center Seller”; Davita Dialysis Center Seller and RAI Care Center Seller are referred to herein, individually and collectively, as “Seller”), as seller.
WHEREAS, Buyer and Seller entered into that certain Agreement for Purchase and Sale of Real Property, having an effective date of March 2, 2015 (the “Agreement”), with regard to the Property, as more particularly described in the Agreement. Buyer and Seller wish to amend the Agreement as provided herein.
NOW, THEREFORE, in consideration of the mutual promise contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree that the Agreement shall be amended as follows:
1.Fresenius Palm Harbor Lease Amendment. Reference is made to that certain Lease Agreement, dated as of November 14, 2008, by and between RAI Care Center Seller and RAI Care Centers of Florida I, LLC, a Delaware limited liability company (“Fresenius”), as amended by that certain First Amendment to Lease Agreement, dated as of January 30, 2015, by and between RAI Care Center Seller and Fresenius (the “First Amendment” and, collectively, the “Fresenius Palm Harbor Lease”). Prior to Closing, Seller shall use good faith efforts to obtain a fully executed and effective amendment to the Fresenius Palm Harbor Lease that (a) corrects the square footage of the Expansion Space stated in Section 1 of the First Amendment to 1,320 square feet, (b) deletes and replaces the rent table set forth in Section 3 of the First Amendment with a rent table reflecting Rent per square foot, Monthly Rent and Annual Rent for the Expansion Space based on 1,320 square feet, (c) clarifies that the "Premises" contains 9,216 square feet in the aggregate, and (d) attaches the depiction of the Expansion Space, which was intended to be attached as Exhibit A to the First Amendment (the “Fresenius Palm Harbor Lease Amendment”). The Fresenius Palm Harbor Lease Amendment shall be in form and substance reasonably acceptable to Buyer. Seller shall be responsible for all costs and expenses, including any inducement consideration or commissions, incurred in connection with the Fresenius Palm Harbor Lease Amendment. Buyer’s receipt of the Fresenius Palm Harbor Lease Amendment shall be an additional condition precedent to Buyer’s obligation to pay the Purchase Price and accept title to the Property under Section 13 of the Agreement.

Exhibit 10.8

2.Restrictive Covenants. Reference is made to that certain Indenture, dated as of October 21, 1994, by and between HCA Health Services of Florida, Inc., a Florida corporation, as grantor, and M.K. Acharya, as grantee, recorded in the Official Records of Pasco County, Florida (the “Records”) at Book 3358, Page 722 and re-recorded in the Records at Book 3361, Page 1685 (the “Vesting Deed”). Reference is also made to that certain Lease Agreement, dated as of July 1, 2009, by and between Davita Dialysis Center Seller and Total Renal Care, Inc. (the “DaVita Hudson Lease”) and that certain Lease Agreement, dated as of December 4, 2014, by and between Davita Dialysis Center Seller and Renal Hypertension Center (“RHC”), as amended by that certain Addendum to Lease Agreement, dated as of February 19, 2015, by and between Davita Dialysis Center Seller and RHC (collectively, the “Renal Hypertension Lease”). Prior to Closing, Seller shall use good faith efforts to obtain (a) a fully executed and effective corrective deed to the Vesting Deed, recorded in the Records, that revises the restrictions and conditions set forth on Exhibit B to the Vesting Deed to expressly permit the DaVita Dialysis Center Property to be used as a dialysis clinic (in addition to current permitted uses under the Vesting Deed) (the “Corrective Deed”), and (b) fully executed and effective amendments to each of the DaVita Hudson Lease and the Renal Hypertension Lease, whereby Tenant agrees to (i) comply with all covenants, conditions and restrictions recorded against the DaVita Dialysis Center Property and (ii) indemnify, defend and hold harmless landlord from and against any and all losses, damages, costs, expenses, claims or liabilities arising from a breach of such covenants, conditions and restrictions by Tenant or its subtenants, assignees, employees or representatives (collectively, the “Hudson Lease Amendments”). The Corrective Deed and the Hudson Lease Amendments shall be in form and substance reasonably acceptable to Buyer. Seller shall be responsible for all costs and expenses, including any inducement consideration or commissions, incurred in connection with the Corrective Deed or the Hudson Lease Amendments. Buyer’s receipt of the Corrective Deed and the Hudson Lease Amendments shall be additional conditions precedent to Buyer’s obligation to pay the Purchase Price and accept title to the Property under Section 13 of the Agreement.

3.Immediate Repairs Credit. Buyer shall receive a $4,235.00 credit against the Purchase Price at Closing, to compensate Buyer for the cost of certain immediate repairs to the Properties identified by Buyer during the Due Diligence Period.

4.Miscellaneous. Except as expressly modified hereby the terms of the Agreement shall remain in full force and effect as written. Capitalized terms used herein but not defined herein shall have the meanings given to such terms in the Agreement. This Amendment may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become a binding agreement when one or more counterparts have been signed by each of the parties and delivered to the other party. Signatures on this Amendment

Exhibit 10.8

which are transmitted electronically shall be valid for all purposes, however any party shall deliver an original signature of this Amendment to the other party upon request.

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first set forth above.

BUYER:	SELLER:

AMERICAN REALTY CAPITAL HEALTHCARE TRUST II OPERATING PARTNERSHIP, L.P., a Delaware limited partnership	R.H.C. INVESTMENTS I., INC., a Florida corporation
By: American Realty Capital Healthcare Trust II, Inc., a Maryland corporation, its general partner	By: /s/ Muralidehar Acharya Name: Muralidehar Acharya Title: President
By: /s/ Thomas P. D’Arcy
Name: Thomas P. D’Arcy Title: CEO	/s/ Muralidehar Acharya M.K. ACHARYA, M.D., an individual